EXHIBIT 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS
FIRST QUARTER 2008 RESULTS
     Tempe, Ariz., April 28, 2008/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three months ended March 31, 2008.
     Net loss for the three months ended March 31, 2008 was $0.1 million, compared to a net loss of $0.9 million for the comparable period in 2007.
     Net sales for the three months ended March 31, 2008, decreased 30.1% to $18.4 million compared to $26.4 million for the same period in 2007. The decrease in net sales was primarily due to lower sales in the mass retail, independent specialist and OEM distribution channels. Net sales for the three months ended March 31, 2007 included sales of end-of-life product and initial pipeline shipments of Rockford’s 2007 new product line.
     As a percent of net sales, gross margin for the three months ended March 31, 2008 increased to 34.5% compared to 29.9% for the same period in 2007. The increase in gross margin percentage was primarily due to lower manufacturing variances, lower sales discounts and higher royalty revenue as a percent of sales.
     Operating expenses for the three months ended March 31, 2008, decreased 25.8% to $6.2 million compared to the 2007 level of $8.4 million. In the 2007 period operating expenses included a special charge of approximately $1.1 million primarily related to the

Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
     William R. Jackson, Rockford’s President, commented, “The car audio market continues to be tough. We are seeing softness in the mass retail channel and, to a lesser extent, in our specialist dealers.
     We had a number of factors contributing to this quarter’s poor sales performance. Last year we sold an unusually high amount of end of life products, which increased sales but had a negative impact on margins. This year we did not have the end-of-life inventory issue to work through. In addition, the load in during the first quarter of 2007 of an entire new product line to Best Buy and our specialist dealers also contributed to our reduced sales in 2008. This year we made fewer changes to our product line and did not have a sales load in similar to the one we had in 2007.
     Our OEM business has been impacted by the downturn in the car market. Nissan has reported softness in their truck and SUV sales. Since this has represented our largest market segment with Nissan, their softness had a disproportionate impact on our OEM sales. On a more positive note, Mitsubishi continues to do well, particularly in the international markets.
     We have recently received a letter of acceptance from a new OEM partner. This customer will be launching a new vehicle in the second half of 2009 that will offer a Rockford Fosgate branded audio system. The vehicle will be sold globally, but only the US market vehicles will feature the Rockford Fosgate branded audio system. This new OEM customer is smaller in revenue than our current partners. We continue to believe the OEM business remains an excellent growth opportunity for Rockford.
     We are pleased that our margins continue to climb and the reliability of our products remains excellent. Operationally, we continue to execute our outsourcing model, which is on track to be completed by the end of 2008.
     Our team is working closely with our retail and OEM partners and we hope to have a strong summer season. Although the market remains tough and challenging, we believe our brand strength and great products will remain attractive to consumers.”

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues continued to decline in 2008, primarily attributable to continued weakness in the mobile audio aftermarket and to the elimination in 2008 of end-of-life and new product load in sales that increased sales in the same period in 2007. The U.S. retail environment for mobile audio appeared to become more difficult during 2007 and early 2008, with many retailers reporting decreases in customer traffic. Negative economic headlines, and increased gasoline prices, appear to have contributed to this difficult environment by making customers and retailers become more conservative in their spending. If sales erode more rapidly in 2008, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to improve its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to sustain the return of its business to profitability achieved in 2007.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 14, 2008. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2008
($000s omitted except per share amounts)

	Three Months Ended
	March 31,
	2007	2008
	(unaudited)
Net sales	$26,372	$18,445
Cost of goods sold	18,492	12,088

Gross profit	7,880	6,357

Operating expenses	8,408	6,241

Operating income (loss)	(528)	116

Interest and other expense	339	207

Loss before income taxes	(867)	(91)

Income tax expense	—	—

Net Loss	$(867)	$(91)

Loss per common share:
Net loss
Basic	$(0.09)	$(0.01)

Diluted	$(0.09)	$(0.01)

Weighted average shares:
Basic	9,392	8,883

Diluted	9,392	8,883

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2007 and March 31, 2008
(In thousands)

	December 31,	March 31,
	2007	2008
		(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	15,885	18,870
Inventories	14,352	11,942
Prepaid expenses and other current assets	1,224	1,068

Total current assets	31,461	31,880

Property and equipment, net	1,905	1,886
Other assets	646	554

Total assets	$34,012	$34,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,794	$6,104
Accrued salaries and incentives	1,415	1,357
Accrued warranty and returns	1,267	1,224
Other accrued liabilities	1,640	2,186
Current portion of other long-term liabilities	760	562
Asset based credit facility	3,475	3,562

Total current liabilities	14,351	14,995

Notes payable	9,582	9,578
Other long-term liabilities	133	39

Total liabilities	24,066	24,612

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,319	38,369
Retained deficit	(27,569)	(27,660)
Treasury stock	(898)	(1,095)

Total shareholders’ equity	9,946	9,708

Total liabilities and shareholders’ equity	$34,012	$34,320

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